PA DIRECT DIAL (215) 299-2000

                                                            July 8, 1996


Right Management Consultants, Inc.
1818 Market Street, 33rd Floor
Philadelphia, PA 19103

Gentlemen:

         We have acted as your counsel in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering 600,000 shares of Common Stock, $.01 par value (the "Shares"), of Right Management Consultants, Inc., a Pennsylvania corporation (the "Company"). Such shares may be issued pursuant to the 1993 Stock Incentive Plan (the "Plan").

         As counsel for the Company, we have examined such corporate records, certificates and other documents and questions of law as we have considered necessary or appropriate for purposes of this opinion. For purposes of this opinion, we have assumed that the Shares will be issued in accordance with the terms and conditions of the Plan. Based on the foregoing, we advise you that, in our opinion, such of the Shares as are issued and paid for in accordance with the terms and conditions of the Plan, will be legally issued, fully-paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.


                                          Very truly yours,


                                          /s/ Fox, Rothschild, O'Brien & Frankel